EXHIBIT 99.1

Rosetta Resources Inc. Announces First Quarter Financial and Operating Results

HOUSTON, May 6, 2011 (GlobeNewswire via COMTEX News Network) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced financial and operating results for the first quarter 2011, including an update on its operations in the Eagle Ford and Southern Alberta Basin shale plays.  In addition, the Company completed the divestitures of non-core conventional producing properties, raising additional proceeds to fund its growth activities and strengthen its financial position.

“The first quarter of 2011 delivered strong results led by continued success in our Eagle Ford shale play. We have continued to shift our production base to a more balanced portfolio weighted towards liquids and are reaping the benefits of a lower operating cost structure.” said Randy Limbacher, Rosetta's chairman, president and CEO. “We successfully completed our asset divestiture program and the proceeds will provide additional flexibility to execute our growth plans.  Rosetta entered 2011 a streamlined and more focused company that is positioned to deliver double-digit growth into the future.”

2011 First Quarter Results

For the first quarter ended March 31, 2011, Rosetta reported net income of $11.0 million, or $0.21 per diluted share, versus a net income of $7.3 million, or $0.14 per diluted share, for the same period in 2010.  These results include a $1.8 million after tax gain related to the settlement of hedges associated with the divested DJ Basin property.

Production for the first quarter of 2011 averaged 155 million cubic feet equivalent per day (“MMcfe/d”), up 25 percent from the first quarter of 2010. The increase was primarily driven by production growth from the Eagle Ford shale, which averaged approximately 89 MMcfe/d for the first quarter of 2011, up from 7 MMcfe/d for the same period in 2010.  Oil, condensate and natural gas liquids (“NGLs”) production reached an all-time high for the quarter, averaging approximately 8,500 barrels per day. Liquids production made up 33 percent of the Company’s total production mix.  Daily liquids production continues to rise and as of May 2, 2011 was 11,000 barrels per day.

Revenues for the first quarter of 2011 were $97.1 million compared to $70.1 million for the same period in 2010.  Compared to a year ago, higher product revenues from oil and liquids were partially offset by lower gas revenues.  During the period, 49 percent of revenue was generated from oil and NGL sales including the effects of hedging, as compared to 20 percent a year ago.

Rosetta’s average realized price for the first quarter of 2011, including hedging activities, was $6.93 per thousand cubic feet equivalent (“Mcfe”), an 11 percent increase over the $6.26 per Mcfe realized in 2010.  Average realized prices for the quarter, including hedging, were $5.30 per Mcf for natural gas, $84.68 per barrel (“Bbl”) for oil and $44.02 per Bbl for NGLs.

Total lease operating expense (“LOE”), which includes direct LOE, workovers, insurance, and ad valorem taxes, was $14.5 million in the first quarter, down one percent from the same period in 2010.  Total LOE on a unit basis was $1.04 per Mcfe for the quarter compared to $1.31 per Mcfe a year ago.  This performance reflects the favorable impact of 2010 non-core asset sales and a larger percentage of lower cost production from Eagle Ford assets. Direct LOE was $10.6 million or $0.76 per Mcfe, workover costs were $0.2 million or $0.02 per Mcfe, insurance was $0.3 million or $0.02 per Mcfe, and ad valorem taxes were $3.4 million or $0.24 per Mcfe.  For the quarter, production taxes were $1.7 million or $0.12 per Mcfe and treating and transportation charges were $3.5 million or $0.25 per Mcfe.

General and administrative costs for the first quarter of 2011 were $21.1 million or $1.51 per Mcfe, including $10.6 million in stock-based compensation.  Excluding stock-based compensation, general and administrative costs were $0.75 per Mcfe for the first quarter of 2011, down 10 percent from $0.83 per Mcfe for the first quarter of 2010.

Interest expense for the first quarter of 2011 was $6.3 million or $0.45 per Mcfe, up seven percent from $0.42 per Mcfe for the first quarter of 2010.

Depreciation, depletion and amortization (“DD&A”) was $34.0 million for the first quarter based on a DD&A rate of $2.43 per Mcfe, up 14 percent from $2.13 per Mcfe for the first quarter of 2010.

Operational Update

During the first quarter of 2011, Rosetta made capital investments of $88.1 million and drilled 11 gross wells with a 100 percent success rate.

EAGLE FORD SHALE

Rosetta successfully completed nine Eagle Ford wells during the period ended March 31, 2011.  Production from the area grew 31 percent from the fourth quarter of 2010, increasing from 68 MMcfe/d to 89 MMcfe/d.  The Eagle Ford play contributed 58 percent of Rosetta’s total production for the quarter.

Overall Eagle Ford well performance continues to surpass expectations.  The current Eagle Ford production rate as of May 2, 2011 was 120 MMcfe/d compared to a March 2011 exit rate of 94 MMcfe/d.  As a result of increased volumes from Eagle Ford wells, the Company’s total annual production rate and exit rate guidance has been adjusted.

Through March 31, 2011, the Company has completed 31 horizontal wells which represent approximately seven percent of the potential net drilling locations.  During the first quarter of 2011, Rosetta operated two rigs in the Eagle Ford area drilling nine horizontal wells.  Rosetta plans to drill from 10 to 12 Eagle Ford wells during the second quarter and has recently added a third rig to test new areas in the play.

During the first quarter of 2011, Rosetta’s contracted crude oil gathering, storage, and trucking terminal located in Catarina, Texas began operations.

SOUTHERN ALBERTA BASIN

Rosetta’s 11-well vertical drilling program to assess the commerciality of the play across its approximately 300,000-acre position in northwest Montana is nearing completion. The Company had two rigs under contract during the quarter.  As of March 31, 2011, eight vertical delineation wells had been drilled with operations underway on the ninth and tenth vertical wells.

During the second quarter of 2011, one additional vertical well is planned.  Based on encouraging vertical well results, Rosetta will spud the first of three horizontal wells in the second quarter.

Financing and Hedging Update

At the end of the first quarter of 2011, the Company had approximately $81.9 million of cash, up $40.3 million from the cash balance at year-end 2010.  The first quarter cash balance includes divestiture proceeds from the DJ Basin transaction.

The Company’s semi-annual borrowing base review was completed on April 19, 2011 and the borrowing base was confirmed by the lenders at $325.0 million.  On April 21, 2011, the Company utilized a portion of the divestiture proceeds and repaid $100.0 million of outstanding debt under the Restated Revolver.  As of May 2, 2011, the Company had $30.0 million outstanding with $295.0 million available for borrowing under the Restated Revolver.  As of May 2, 2011, the Company has cash and cash available under its revolving line of credit in excess of $385.0 million.

The Company has increased its crude oil hedging position for 2011 with 2012 and 2013 positions unchanged.  As of March 31, 2011, Rosetta has hedges in place for 3,400 barrels per day (“Bbls/d”) of 2011 crude oil production with collars at an average floor price of $75.59 per Bbl and an average ceiling price of $103.29 per Bbl.  The Company also increased its NGL position for 2011 to 2,000 Bbls/d hedged with fixed price swaps at an average price of $59.77 per Bbl, excluding the ethane component.  The Company’s natural gas hedging positions were unchanged from the previous quarter.  The attached table outlines Rosetta’s overall hedge position as of March 31, 2011.

Effective with the sale of its Sacramento Basin properties in April, the Company terminated its costless collars priced at the PG&E Citygate and hedged an additional 25,000 MMBtu/d of natural gas for 2011 priced at Houston Ship Channel.  The new costless collars have an average floor price of $5.58 per MMBtu and an average ceiling price of $7.58 per MMBtu.  All of the Company’s natural gas hedges will now settle at Houston Ship Channel pricing.

Asset Divestiture Program

Rosetta completed the previously announced sale of its DJ Basin properties in Yuma County, Colorado on March 31, 2011 and the divestiture of its Sacramento Basin assets in California on April 15, 2011.  Both transactions have an effective date of January 1, 2011.  The combined sales price for the properties totaled $255 million, subject to customary closing adjustments.

Under the terms of the sale agreement for the Sacramento Basin properties, $43.6 million of funds associated with a certain portion of the assets have been placed in escrow pending receipt of appropriate consents for assignment.  On April 25, 2011 and May 4, 2011, the Company closed on a portion of the properties for which consents were received after the first closing. The Company has accordingly received from the escrow account approximately $7.8 million and $5.6 million, respectively, for these properties, which have been conveyed to the buyer. Once approval is granted on the remaining consents, the titles will be released to the purchaser and residual funds held in escrow remitted to Rosetta.  This remaining portion of the Sacramento Basin transaction is anticipated to close in the third quarter of 2011.

2011 Outlook

The Company earlier announced a 2011 capital program of $360 million. More than 90 percent of this planned spending will be allocated to the Company’s assets in the Eagle Ford shale with the balance directed toward the continued evaluation of the Southern Alberta Basin.  Asset sales proceeds provide flexibility to accelerate the Company’s Eagle Ford and Southern Alberta Basin programs and potentially add to resource play positions.  The Company expects to update its capital program guidance in August.

With the timing uncertainty related to divestitures now resolved, the Company can provide more clarity regarding production guidance for 2011.  Rosetta expects to produce between 155 and 165 MMcfe/d for the full year.  Exit rates are anticipated to run between 185 and 195 MMcfe/d.  These ranges reflect the continued strong performance from Eagle Ford properties that more than offsets the divested volumes.  In addition, the increased production guidance is achieved without any increases in the current capital program estimate.  Rosetta’s current instantaneous production rate is 149 MMcfe/d of which 45 percent is liquids.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in North America.  The Company’s activities are primarily located in South Texas, including its largest producing region in the Eagle Ford shale and in the Southern Alberta Basin in northwest Montana.  The Company is a Delaware Corporation based in Houston, Texas.

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company's most recent Form 10-K, Form 10Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

For filings reporting year-end 2010 reserves, the SEC permits the optional disclosure of probable and possible reserves.  The Company has elected not to report probable and possible reserves in its filings with the SEC.  We use the term "net risked resources" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of  net risked resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company.  Estimates of  net risked resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates. We use the term “BFIT NPV10” to describe the Company's estimate of before income tax net present value discounted at 10 percent resulting from project economic evaluation. The net present value of a project is calculated by summing future cash flows generated by a project, both inflows and outflows, and discounting those cash flows to arrive at a present value.  Inflows primarily include revenues generated from estimated production and commodity prices at the time of the analysis.  Outflows include drilling and completion capital and operating expenses.  Net present value is used to analyze the profitability of a project.  Estimates of net present value may change significantly as additional data becomes available, and with adjustments in prior estimates of actual quantities of production and recoverable reserves, commodity prices, capital expenditures, and/or operating expenses.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$81,904	$41,634
Accounts receivable, net	48,399	44,028
Derivative instruments	5,154	19,145
Prepaid expenses	3,280	2,711
Other current assets	5,287	5,454
Deferred tax assets	407	-
Total current assets	144,431	112,972

Oil and natural gas properties, full cost method, of which $94,691 thousand at March 31, 2011 and $91,148 thousand at December 31, 2010 were excluded from amortization	2,296,563	2,262,161
Other fixed assets	15,031	14,459
	2,311,594	2,276,620
Accumulated depreciation, depletion, and amortization, including impairment	(1,578,714)	(1,546,631)
Total property and equipment, net	732,880	729,989

Deferred loan fees	7,033	7,652
Deferred tax asset	144,122	142,710
Derivative instruments	-	1,523
Other assets	2,482	2,463
Total other assets	153,637	154,348
Total assets	$1,030,948	$997,309

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,690	$3,669
Accrued liabilities	101,991	57,006
Royalties payable	11,985	14,542
Derivative instruments	7,100	-
Prepayment on gas sales	6,534	7,869
Deferred income taxes	-	7,132
Total current liabilities	132,300	90,218
Long-term liabilities:
Derivative instruments	14,307	1,011
Long-term debt	350,000	350,000
Other long-term liabilities	19,055	27,264
Total liabilities	515,662	468,493

Commitments and Contingencies (Note 9)

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2011 or 2010	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 52,364,268 shares and 52,031,004 shares at March 31, 2011 and December 31, 2010, respectively	52	52
Additional paid-in capital	796,086	793,293
Treasury stock, at cost; 426,320 and 343,093 shares at March 31, 2011 and December 31, 2010, respectively	(10,232)	(6,896)
Accumulated other comprehensive (loss) income	(12,725)	11,259
Accumulated deficit	(257,895)	(268,892)
Total stockholders' equity	515,286	528,816
Total liabilities and stockholders' equity	$1,030,948	$997,309

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenues:
Natural gas sales	$49,780	$55,807
Oil sales	28,749	6,983
NGL sales	18,542	7,358
Total revenues	97,071	70,148
Operating costs and expenses:
Lease operating expense	14,520	14,677
Depreciation, depletion, and amortization	34,029	23,814
Treating, transportation and marketing	3,451	1,481
Production taxes	1,656	2,290
General and administrative costs	21,070	11,807
Total operating costs and expenses	74,726	54,069
Operating income	22,345	16,079

Other (income) expense:
Interest expense, net of interest capitalized	6,346	4,746
Interest (income)	(28)	(11)
Other expense (income), net	273	(203)
Total other expense	6,591	4,532

Income before provision for income taxes	15,754	11,547
Income tax expense	4,757	4,284
Net income	$10,997	$7,263

Earnings per share:
Basic	$0.21	$0.14
Diluted	$0.21	$0.14

Weighted average shares outstanding:
Basic	51,854	51,219
Diluted	52,521	51,920

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net income	$10,997	$7,263
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	34,029	23,814
Deferred income taxes	5,842	4,164
Amortization of deferred loan fees recorded as interest expense	595	481
Amortization of original issue discount recorded as interest expense	-	114
Stock compensation expense	10,590	2,631
Realized gain on derivative instruments	(2,867)	-
Change in operating assets and liabilities:
Accounts receivable	(4,371)	248
Prepaid expenses	(542)	643
Other current assets	167	922
Other assets	(20)	(8)
Accounts payable	1,021	1,264
Accrued liabilities	759	(2,762)
Royalties payable	(3,893)	(1,894)
Other long-term operating liabilities	(46)	-
Net cash provided by operating activities	52,261	36,880
Cash flows from investing activities
Additions of oil and gas assets	(70,741)	(73,591)
Disposals of oil and gas properties and assets	60,953	21
Net cash used in investing activities	(9,788)	(73,570)
Cash flows from financing activities
Borrowings on revolving credit facility	-	25,000
Proceeds from stock options exercised	1,132	1,591
Purchases of treasury stock	(3,335)	(1,250)
Net cash (used in) provided by financing activities	(2,203)	25,341

Net increase (decrease) in cash	40,270	(11,349)
Cash and cash equivalents, beginning of period	41,634	61,256
Cash and cash equivalents, end of period	$81,904	$49,907

Supplemental disclosures:
Capital expenditures included in accrued liabilities	$40,181	$25,027

 Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended March 31,
	2011	2010	% Change Increase/ (Decrease)
	(In thousands, except percentages and per unit amounts)

Daily Production by area (MMcfe/d):
Eagle Ford	89	7	1171%
Lobo	22	34	(35%)
Sacramento Basin	30	42	(29%)
DJ Basin	9	8	13%
Other	5	33	(85%)
Total (MMcfe/d)	155	124	25%

Daily Production:
Natural Gas (MMcf/d)	104.4	107.1	(3%)
Oil (MBbls/d)	3.8	1.0	280%
NGLs (MBbls/d)	4.7	1.8	161%
Total (MMcfe/d)	155.1	124.3	25%

Average sales Prices:
Natural gas (unhedged) ($/Mcf)	$4.22	$5.51	(23%)
Natural gas (hedged) ($/Mcf)	5.30	5.81	(9%)
Oil (unhedged) ($/Bbl)	85.63	76.23	12%
Oil (hedged) ($/Bbl)	84.68	76.23	11%
NGL (unhedged) ($/Bbl)	46.84	44.49	5%
NGL (hedged) ($/Bbl)	44.02	44.49	(1%)
Total (hedged) ($/Mcfe)	6.93	6.26	11%

Average costs (per Mcfe):
Direct LOE	$0.76	$0.90	(16%)
Workovers	0.02	0.09	(78%)
Insurance	0.02	0.04	(50%)
Ad valorem tax	0.24	0.28	(14%)
Production taxes	0.12	0.20	(40%)
Treating, Transportation and Marketing	0.25	0.13	92%
G&A, excluding stock-based compensation	0.75	0.83	(10%)
Interest expense	0.45	0.42	7%
DD&A	2.43	2.13	14%

Rosetta Resources Inc.
Hedging Summary
Status as of March 31, 2011

Product	Settlement Period	Derivative Instrument	Notional Daily Volume MMBtu	Average Floor/Fixed Prices per MMBtu	Average Ceiling Prices per MMBtu
Natural gas	2011	Swap	15,000	$5.99	$-
Natural gas	2011	Costless Collar	35,000	5.79	7.27
Natural gas	2012	Costless Collar	20,000	5.13	6.31

Product	Settlement Period	Derivative Instrument	Notional Daily Volume Bbl	Average Floor/Fixed Prices per Bbl	Average Ceiling Prices per Bbl
Crude oil	2011	Costless Collar	3,400	$75.59	$103.29
Crude oil	2012	Costless Collar	3,400	75.88	108.00
Crude oil	2013	Costless Collar	2,600	75.00	124.65

Product (Excludes Ethane Component)	Settlement Period	Derivative Instrument	Notional Daily Volume Bbl	Average Floor/Fixed Prices per Bbl
NGLs	2011	Swap	2,000	$59.77
NGLs	2012	Swap	1,950	60.68